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                                                      Exhibit 10.154


                [Letterhead of Kenyon & Kenyon, Washington D.C.]

     February 25, 1997



     VIA FACSIMILE - (419) 241-6894
     ------------------------------


     Peter R. Silverman, Esq.
     SHUMAKER, LOOP & KENDRICK, LLP
     1000 Jackson
     Toledo, Ohio 43624-1573

     Re:  Manchak v. N-Viro Settlement

     Dear Peter:

     As we discussed, this letter sets out the mutually-agreed terms for restructuring the Manchak v. N-Viro Settlement Agreement as amended (the "Settlement Agreement"). We understand that you will prepare a definitive agreement according to the terms below, but also including the stock registration details.

     1. N-Viro will pay the sum of $60,000 to Mr. Manchak no later than February 25, 1997(1).

     2. N-Viro will pay the sum of $100,000 to Mr. Manchak no later than March 10, 1997; and N-Viro will pay the additional sum of $40,000 to Mr. Manchak no later than March 25, 1997.



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     (1)  This payment, as well as any other payment under this restructuring, is to be wired to Kenyon & Kenyon's escrow account as specified in the Settlement Agreement.


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     Peter R. Silverman, Esq.
     February 25, 1997
     Page 2 of 4

     3. N-Viro will transfer 100,000 shares of its Common Stock into an escrow account no later than March 10,1997 (the "Escrowed Stock"), to be used as hereinafter described.

     4. N-Viro will issue 150,000 shares of its Common Stock (the "Issued Stock") jointly to Frank Manchak and Kenyon & Kenyon no later than February 25, 1997.

     5. Subject to the Issued Stock and Escrowed Stock being registered for resale under the Securities Act of 1933, as amended, and a registration statement being in effect at the time of resale, each month beginning May, 1997 and continuing through July, 1997, Mr. Manchak; shall be permitted to sell, at his discretion, as many shares of Issued Stock as are necessary to generate $60,000 in net proceeds (i.e., exclusive of brokerage fees, commissions, or other transaction costs), but in no event more than 30,000 shares during any one month period. In the event that the net proceeds from any monthly sales are less than $60,000, or in the event that Mr. Manchak is unable to sell shares of the Issued Stock for any reason, the short-fall shall be paid, at N-Viro's option, from either a cash payment by N-Viro and/or from resale of any portion of the Escrowed Stock. Any such short-fall shall be paid to Mr. Manchak within three business days of Mr. Manchak providing notice to N-Viro of the amount of net proceeds generated from any monthly sales.

     6. If and when N-Viro receives a settlement from the City of Honolulu, the first $200,000 of such settlement (the "Escrowed Funds") will be placed in the escrow account. From and after that date, in the event that the net proceeds from any monthly sales referred to in paragraph 5 above are less than $60,000, the short-fall shall be paid, at N-Viro's option, from either the Escrowed Funds and/or from resale of any portion of the Escrowed
     Stock. In the event that the Escrowed Funds and Escrowed Stock are insufficient to satisfy the short-fall, N-Viro shall make up the difference with a cash payment to Mr. Manchak. Again, any such short-fall shall be paid to Mr. Manchak within three business days of Mr. Manchak providing notice to N-Viro of the amount of net proceeds generated from any monthly sales.

     7. In August, 1997, Mr. Manchak will make a good-faith effort to sell all remaining shares of Issued Stock. If the net proceeds of such sale are insufficient to fully satisfy N-Viro's obligation to Mr. Manchak (i.e., the total


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     Peter R. Silverman, Esq.
     February 25, 1997
     Page 3 of 4


     amount now owed under the Settlement Agreement minus any subsequent receipts by Mr. Manchak), than the short-fall shall be paid, at N-Viro's option, from either the Escrowed Funds and/or from resale of my portion of the Escrowed Stock. If the Escrowed Funds and Escrowed Stock are insufficient to fully satisfy N-Viro's obligation to Mr. Manchak, N-Viro shall make a lump sum payment in the full amount of the short-fall no later than September 5, 1997. Upon payment of such short-fall, any unsold shares of Issued Stock will be transferred to N-Viro. Likewise, and any remaining Escrowed Funds and Escrowed Stock shall be returned to N-Viro.

     8. Upon full satisfaction of N-Viro's obligation to Mr. Manchak, and for a period of sixty days thereafter, Mr. Manchak shall have an option to purchase up to 100,000 shares of N-Viro's common stock at the price of $2.50 per share (the "Option Stock"). In the event Mr. Manchak exercises this purchase option, Mr. Manchak shall have the further option of selling some or all of the Option Stock back to N-Viro at the price of $3.00 per share, with such resale option to be held open for a period of forty eight hours from Mr. Manchak's exercise of the purchase option. Mr. Manchak may, at the time of exercising the purchase option, inform N-Viro that he is also exercising the resale option as to some or all of the Option Stock, in which case Mr. Manchak will not be obligated to transfer payment for the resold stock. Any Option Stock retained by Mr. Manchak shall be free of any and all restrictions as to its future disposition.

     9. The payment terms set out above are intended to supersede the payment terms of the Settlement Agreement, including N-Viro's obligation to make monthly lump sum payments of $60,000 to Mr. Manchak.

     10. This agreement shall not be deemed a waiver of any rights or remedies under the existing Manchak v. N-Viro Settlement Agreement (as previously amended). Should N-Viro fail to comply with any of the above terms, including those set out in paragraph 8 above, such failure shall be deemed a Default under the Settlement Agreement, and all of the remedies specified in the Settlement Agreement shall be available to Mr. Manchak, including acceleration of the full debt owed by N-Viro (i.e., $1,800,000 minus receipts to date of default).


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Peter R. Silverman, Esq.
February 25, 1997
Page 4 of 4

The signatures of Messrs. Manchak and Nicholson below shall evidence the respective parties agreement to the foregoing terms.

     Sincerely,

     KENYON & KENYON

     By:  /s/  Mark Supko
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               Mark Supko

         /s/  Frank Manchak, Jr.
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              Frank Manchak, Jr.

         /s/  J. Patrick Nicholson
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              J. Patrick Nicholson

     For N-Viro Energy Systems, Ltd.;
     N-Viro International Corporation; N-Viro Energy
     Systems, Inc. and American N-Viro Resources, Inc.